                                   EXHIBIT 11

          EARNINGS PER SHARE CALCULATIONS -- PRIMARY AND FULLY DILUTED

(Restated for stock splits)
                                                               YEAR ENDED DECEMBER 31
                                                        1996           1995              1994
PRIMARY
-------
NET INCOME                                          $158,701,000    $141,814,000    $137,084,000

Deduct dividends on preferred stock                          -0-             -0-             -0-
                                                    ------------    ------------    ------------

INCOME FOR PRIMARY
   E.P.S. CALCULATION                                158,701,000    $141,814,000    $137,084,000
                                                    ============    ============    ============

Average common shares outstanding                     46,491,234      47,525,990      47,310,806

Common stock equivalents                                 335,892         359,547         369,012
                                                    ------------    ------------    ------------

SHARES FOR PRIMARY
   E.P.S. CALCULATION                                 46,827,126      47,885,537      47,679,818
                                                    ============    ============    ============

PRIMARY E.P.S.                                      $       3.39    $       2.96    $       2.88
                                                    ============    ============    ============

FULLY DILUTED E.P.S.                                $       3.39    $       2.96    $       2.88
                                                    ============    ============    ============